RECEIVED

MAY 21 2009

SECRETARY OF THE COMMONWEALTH CORPORATIONS DIVISION
ICON FUNDS
AMENDMENT NO. 15 TO MASTER TRUST AGREEMENT
AMENDMENT No.15 to the Master Trust Agreement of ICON Funds dated as of May 18, 2009, at Greenwood Village, Colorado.
WITNESSETH:
WHEREAS, Section 7.3 of the ICON Master Trust Agreement dated September 19, 1996, as amended (the “Agreement”) of ICON Funds (the “Trust”), provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and
WHEREAS, a majority of the Trustees of the Trust desire to amend Section 4.2 of the Master Agreement to rename the ICON Income Opportunity Fund to ICON Risk-Managed Equity Fund; and
WHEREAS, a majority of the Trustees of the Trust duly adopted the amendment to the Agreement as of May 18, 2009 and authorized the same to be filed with the Secretary of the State of the Commonwealth of Massachusetts;
NOW, THEREFORE, the undersigned Donald Salcito, Vice President and Secretary of the Trust, pursuant to the authorization described above, hereby forward for filing this amendment to Section 4.2 of the Master Trust Agreement, as heretofore in effect, to read as follows:
Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the Trustees’ authority to establish further sub-trusts pursuant to Section 4.1, the Trustees hereby establish the following sub-trusts:
     FUNDS/CLASSES WITH NO DISTRIBUTION PLAN
ICON Asia Pacific Region Fund — Class S and Class Z
ICON Bond Fund — Class Z
ICON Consumer Discretionary Fund
ICON Core Equity Fund — Class Z
ICON Risk-Managed Equity Fund — Class Z (formerly named ICON Income Opportunity Fund-Class Z)
ICON Energy Fund
ICON Equity Income Fund — Class Z
ICON Europe Fund — Class S and Class Z
ICON Financial Fund
ICON Healthcare Fund

ICON Industrials Fund
ICON Information Technology Fund
ICON International Equity Fund — Class S, Class Q, and Class Z
ICON Leisure and Consumer Staples Fund
ICON Long/Short Fund — Class Z
ICON Materials Fund
ICON Telecommunication & Utilities Fund
     FUNDS/CLASSES WITH DISTRIBUTION PLAN
     (CLASS C, CLASS I and CLASS A)
ICON Bond Fund — Class C and Class I only
ICON Core Equity Fund — Class A, Class C, and Class I
ICON Risk-Managed Equity Fund (formerly named ICON Income Opportunity Fund) — Class A, Class C and Class I
ICON Equity Income Fund — Class A, Class C, and Class I
ICON Long/Short Fund — Class A, Class C and Class I
ICON International Equity Fund — Class A, Class C, and Class I
ICON Asia-Pacific Region Fund — Class A, Class C, and Class I
ICON Europe Fund — Class A, Class C, and Class I
IN WITNESS WHEREOF, my hand as of this 18th day of May, 2009.

/s/ Donald Salcito
Donald Salcito, Vice President and
Secretary

STATE OF COLORADO	)
	)	ss:
COUNTY OF ARAPAHOE	)
Before me, a Notary Public in and for said county and state, personally appeared the above Donald Salcito, who acknowledged that he did sign the foregoing instrument in the capacity indicated, and that the same is his free act and deed on this 18th day of May 2009.

/s/ Lisa A. DuRán

Signature of Notary Public:

My Commission Expires:
January 13, 2011